Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
May 25, 2004	Arleen Llerandi
Director, Investor Relations (407) 822-2989

HUGHES SUPPLY ANNOUNCES RECORD SALES, NET INCOME AND

EARNINGS PER SHARE

FIRST QUARTER EPS GROWS 90% ON SALES GROWTH OF 27%

SAME STORE SALES GROW 14%

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, Inc., a leading distributor of construction, repair and maintenance-related products today reported, for its first quarter of fiscal year 2005, the highest quarterly sales, net income and earnings per share in the Company’s history.

Revenues for the first quarter ended April 30, 2004 were $992.8 million, an increase of 27%, compared to $782.8 million in last year’s first quarter. Same store sales increased 14% in the quarter with good growth reported in all segments.

Changes in the operating financial equation were broadly based and also reflect strong growth in higher margin businesses, driven in part by the December 2003 acquisition of Century Maintenance Supply (Century) in the Maintenance, Repair and Operations (MRO) segment.

Net income in the quarter grew 153% to $29.8 million compared to $11.8 million in the prior year’s first quarter. Quarterly earnings per diluted share grew 90% to $0.97, on approximately 30.9 million average shares, compared to $0.51 per diluted share on approximately 23.1 million average shares in the prior year quarter.

Revenues

Sales for the first quarter are summarized below ($ in millions):

	First Quarter		%
	FY 2005	FY 2004	Variance
Existing Base	$887.9	$765.2	16%
Branch Openings/Closures	7.1	17.6
Acquisitions	97.8	86.1(Pro forma)

Same Store Sales[1]	992.8	868.9	14%
Less: Pre-Acquisition Pro-forma Sales	—	(86.1)

Reported Revenues	$992.8	$782.8	27%

[1]	Effective February 1, 2004, the Company changed its same store sales methodology to include all branches, including newly opened, closed and those acquired during the comparative fiscal periods. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity. The Company believes the new methodology more accurately reflects the current sales performance of all its branches, including those newly-acquired.

As the Company indicated last month when it raised guidance, first quarter results reflect the unusual confluence of increased commercial and public sector construction activity and continued strength in the residential construction market, with significant price increases in commodities such as steel, PVC, copper, nickel and lumber. The price increases are estimated to account for approximately half of the Company’s same store sales growth rate of 14% in the first quarter.

The Company reiterates that these results are exceptional, and it expects possible margin compression in the coming months if commodity prices stabilize or decrease and its costs of goods sold, which are recorded primarily on a moving average cost basis, increase.

“I am very pleased with our outstanding performance this quarter and with our associates’ abilities to seize opportunities in the marketplace and to translate that into record results for our Company,” said Tom Morgan, President and Chief Executive Officer. “I am

particularly pleased with the profitable growth experienced in our Industrial PVF, Building Materials and Fire Protection businesses. Their disciplined approach to addressing market conditions and cost management efforts are clearly evident in their results this quarter. In addition, despite planned increased costs due to investment spending, we effectively leveraged the sales increase and improved our mix, expanding our operating income margin 180 basis points over last year,” stated Morgan.

Segment Revenue

Segment revenues and same store sales growth for the first quarter are summarized below ($ in millions):

	Reported Revenues		Same Store Sales Growth See footnote 1
	First Quarter
	FY2005	FY2004
Water & Sewer	$271.6	$219.0	16%
Plumbing/HVAC	220.9	205.2	8%
Utilities	100.1	88.9	13%
Electrical	102.3	90.4	13%
MRO	106.9	30.6	6%
Industrial PVF	82.7	73.1	13%
Other	108.3	75.6	43%

Total	$992.8	$782.8	14%

•	The Water & Sewer segment continued to experience double-digit same store sales growth in the first quarter due to good demand from private and public development projects, andhigher PVC and ductile iron prices which accounted for approximately three to five percentage points of the 16% same store sales increase. However, competitive pricing pressure drove down margins year-over-year.

•	The Plumbing/HVAC segment posted strong sales growth as a result of continued strength in residential projects and improvement in commercial sector activity, along with price increases in steel, copper and PVC products which are estimated to account for three to four percentage points of the 8% sales increase.

•	The Utilities segment sales improvement was primarily the result of continued efforts to expand alliances with large electric utility companies, improved overall market conditions and higher pricing for steel products which accounted for approximately one to two percentage points of the 13% sales increase.

•	The Electrical segment posted its third consecutive quarter of positive growth with a strong 13% increase due to improved market conditions and increased penetration of its existing customer base in the residential and commercial markets. Additionally, higher prices for steel, copper and PVC-based products favorably impacted sales growth by approximately five to seven percentage points.

•	The MRO segment, which includes the Century acquisition, posted same store sales growth of 6% due to improved market penetration in certain markets and sales initiatives such as a new lighting gallery and sales to the federal government. Sales this quarter were impacted somewhat by the short-term disruption of the sales force integration, facility rationalization efforts, and one-time integration costs related to the Century acquisition. However, the integration process is progressing well and ahead of schedule, with completion targeted by the end of this fiscal year.

•	The Industrial PVF segment posted its first positive sales growth in over two years, with the sudden turnaround resulting, in large part, from higher steel and nickel prices. The higher prices contributed ten to eleven percentage points to the quarter’s 13% sales growth. This business is beginning to see a slight pick-up in demand from large, petrochemical customers and an increase in metal fabrication work, which can be an early indicator of increased industrial activity.

•	The Other category, which includes our Building Materials, Fire Protection, and Mechanical businesses, posted robust growth of 43% in the quarter. Higher prices were estimated to account for approximately 30 percentage points of the total sales increase for these businesses in the quarter. Building Materials posted sales growth of 38% due to higher steel and lumber prices as well as increased commercial construction activity in the Southeastern U.S. The Fire Protection business reported 56% growth due to higher steel prices and increased municipal and residential projects, and Mechanical reported sales growth of 31% due to higher steel prices and improved demand, primarily in Florida.

Segment Operating Income

Segment operating income and its ratio to sales for the first quarter are summarized below ($ in millions):

	First Quarter		First Quarter
	Fiscal Year 2005		Fiscal Year 2004
	Operating Income	Ratio to Sales	Operating Income	Ratio to Sales
Water & Sewer	$10.6	3.9%	$8.9	4.1%
Plumbing/HVAC	5.1	2.3%	1.1	0.5%
Utilities	2.9	2.9%	3.4	3.8%
Electrical	3.6	3.5%	1.9	2.1%
MRO	7.2	6.7%	1.2	3.9%
Industrial PVF	11.5	13.9%	6.6	9.0%
Other	9.7	9.0%	2.8	3.7%

Total	$50.6	5.1%	$25.9	3.3%

The Company’s gross margin ratio expanded 190 basis points to 24.3%, its highest gross margin ratio in recent history, benefiting from the higher returns in the MRO, Industrial PVF and Building Materials businesses, improved vendor rebates and the strong pricing environment. Partially offsetting the gross margin improvement were higher employee benefit costs (particularly healthcare), transportation expenses, acquisition integration costs, and investment spending in marketing and information technology initiatives. Operating income for the first quarter of fiscal 2005 increased to $50.6 million compared to $25.9 million in last year’s first quarter, resulting in a performance ratio of 5.1%, an improvement of 180 basis points over last year, despite the higher costs.

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented,

“This quarter’s margin and earnings performance clearly demonstrates the sales leverage attainable in our business, particularly if we focus on growing higher margin businesses. Despite higher expenses incurred for marketing and information technology initiatives, acquisition integration activities, and the greater mix of higher expense businesses, our operating expense ratio increased only 10 basis points to 19.2%. Additionally, lower interest expense and a tax benefit of $1.7 million related to prior years’ filings helped deliver a net income return on sales of 3%, an improvement of 150 basis points over last year’s first quarter.

“In addition to the profitability improvement this quarter, we made good progress on our efforts to increase return on invested capital. As a result of our working capital initiatives, this quarter we improved our accounts receivable past dues, inventory turns and payable days. Additionally, we generated cash from operations of $23.5 million in the quarter, compared to cash usage of $3.6 million in last year’s first quarter, and completed the sale lease-back of a group of properties, resulting in net cash proceeds of $31.9 million. Lastly, this quarter we strengthened our capital structure and increased our financial flexibility by reducing our debt-to-capital ratio to 25% from 29% at the prior year-end,” stated Bearman.

Second Quarter Outlook

“We believe we are well-positioned to continue to benefit from increased commercial activity, continued strength in the residential market and a pick-up in industrial spending. The acquisition of Standard Wholesale, announced earlier this month, expands our presence into the fast-growing Las Vegas market and we expect it to add $0.05 to fiscal year 2005 diluted earnings per share.

“However, as indicated earlier, we believe our first quarter results were somewhat abnormal and not necessarily sustainable for the remainder of the year. While we expect continued momentum in demand, we are beginning to see some stabilization of commodity prices and believe they may continue to decrease throughout the next few quarters, possibly resulting in lower sales and margin compression as we sell higher-priced inventories. In addition, we expect to accelerate our investment spending in the coming months, specifically in the area of information technology initiatives, as we execute our strategy of developing best in class operations,” concluded Tom Morgan.

The following are projected targeted ranges for the second quarter of fiscal year 2005, ending July 30, 2004, compared to the prior year’s second quarter:

•	Revenues: $1,005 million—$1,015 million, an increase of 23%—25%, with same store sales up 6% -9%

•	Net Income: $28.6 million—$30.2 million, an increase of 53%—62%

•	Diluted Earnings per Share: $0.93—$0.98, an increase of 16%—23%

The following are annual projections for the fiscal year ending January 28, 2005, compared to the fiscal year ended 2004:

•	Revenues: $3,800 million—$3,850 million, an increase of 17%—18%

•	Net Income: $97.0 million—$101.6 million, an increase of 68%—76%

•	Diluted Earnings per Share: $3.15—$3.30, an increase of 28%—34%, including $0.05 accretion for Standard Wholesale

Webcast

Hughes Supply will host a webcast conference call at 4:30 p.m. Eastern Time on Tuesday, May 25, 2004 to discuss the Company’s first quarter performance. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 888-283-3870; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until June 25, 2004, or you may dial 800-947-6304; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with 486 locations in 38 states. Headquartered in Orlando, Florida, Hughes employs approximately 8,400 associates and generates annual revenues of over $3 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, fluctuating commodity prices and unexpected product shortages, competition, success in integrating, and achieving expected profitability from, acquired businesses, reliance on key personnel, overseas movement of manufacturing facilities, delay in implementing operating systems, our fixed cost structure, product purchasing and supply, customer credit policies, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	April 30,	Ratio	May 2,	Ratio
	2004	to Sales	2003	to Sales	V%
Net Sales	$992.8		$782.8		27%
Cost of Sales	751.7		607.4

Gross Margin	241.1	24.3%	175.4	22.4%	37%

Operating Expenses:
Selling, general and administrative	184.5		144.4
Depreciation and amortization	6.0		5.1

Total operating expenses	190.5	19.2%	149.5	19.1%	27%

Operating Income	50.6	5.1%	25.9	3.3%	95%

Non-Operating Income (Expenses):
Interest and other income	1.7		1.5
Interest expense	(6.3)		(7.7)

	(4.6)		(6.2)

Income Before Income Taxes	46.0		19.7		134%
Income Taxes	16.2		7.9

Net Income	$29.8	3.0%	$11.8	1.5%	153%

Earnings Per Share:
Basic	$1.00		$0.52		92%

Diluted	$0.97		$0.51		90%

Weighted-Average Shares Outstanding:
Basic	29.9		22.8

Diluted	30.9		23.1

Dividends Declared Per Share	$0.13		$0.10		30%

Net Sales by Segment:
Water & Sewer	$271.6		$219.0		24%
Plumbing/HVAC	220.9		205.2		8%
Utilities	100.1		88.9		13%
Electrical	102.3		90.4		13%
MRO	106.9		30.6		249%
Industrial PVF	82.7		73.1		13%
Other	108.3		75.6		43%

Total	$992.8		$782.8		27%

Hughes Supply, Inc.

Consolidated Balance Sheets

(in millions)

	April 30, 2004 (Unaudited)	January 30, 2004 (Audited)	May 2, 2003 (Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$9.4	$8.3	$2.0
Accounts receivable, net	572.5	493.3	459.8
Inventories	524.0	467.0	466.5
Deferred income taxes	20.5	19.4	18.9
Other current assets	41.8	53.0	41.1

Total current assets	1,168.2	1,041.0	988.3

Property and Equipment, Net	110.1	161.8	163.6
Goodwill	610.1	609.8	320.1
Other Assets	69.8	68.7	29.1

Total assets	$1,958.2	$1,881.3	$1,501.1

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$45.2	$44.6	$63.7
Accounts payable	406.6	308.3	274.8
Accrued compensation and benefits	20.3	39.3	23.6
Other current liabilities	71.7	45.2	39.6

Total current liabilities	543.8	437.4	401.7

Long-Term Debt	301.7	368.7	402.1
Deferred Income Taxes	54.5	55.4	40.6
Other Noncurrent Liabilities	17.6	7.8	7.7

Total liabilities	917.6	869.3	852.1

Shareholders’ Equity:
Common stock	30.8	30.8	23.9
Capital in excess of par value	533.6	533.3	222.2
Retained earnings	492.1	465.1	426.1
Treasury stock and other	(15.9)	(17.2)	(23.2)

Total shareholders’ equity	1,040.6	1,012.0	649.0

Total liabilities and shareholders’ equity	$1,958.2	$1,881.3	$1,501.1

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended
	April 30, 2004	May 2, 2003
Cash Flows from Operating Activities:
Net income	$29.8	$11.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6.0	5.1
Deferred income taxes	(2.0)	7.4
Other	3.6	2.8
Changes in assets and liabilities:
Accounts receivable	(82.0)	(38.7)
Inventories	(57.0)	(28.0)
Other current assets	11.9	6.0
Other assets	(0.8)	(1.2)
Accounts payable	106.9	44.5
Accrued compensation and benefits	(19.0)	(19.7)
Other current liabilities	24.9	5.4
Other noncurrent liabilities	1.2	1.0

Net cash provided by (used in) operating activities	23.5	(3.6)

Cash Flows from Investing Activities:
Capital expenditures	(4.2)	(5.3)
Proceeds from sale of property and equipment	37.0	0.1

Net cash provided by (used in) investing activities	32.8	(5.2)

Cash Flows from Financing Activities:
Net (payments) borrowings under short-term debt arrangements	(43.7)	20.8
Principal payments on other debt	(1.5)	(2.6)
Purchase of treasury shares	—	(6.0)
Dividends paid	(3.1)	(2.4)
Other	(6.9)	(0.7)

Net cash (used in) provided by financing activities	(55.2)	9.1

Net Increase in Cash and Cash Equivalents	1.1	0.3
Cash and Cash Equivalents, Beginning of Period	8.3	1.7

Cash and Cash Equivalents, End of Period	$9.4	$2.0